EXHIBIT 99.2


                                                                  EXECUTION COPY




                         AGREEMENT AND PLAN OF MERGER


                                 by and among


                            NOVARTIS CORPORATION,


                     NOVARTIS BIOTECH PARTNERSHIP, INC.,
                    a subsidiary of Novartis Corporation,


                              CHIRON CORPORATION


             and, for purposes of Section 10.14 only, NOVARTIS AG


                         Dated as of October 30, 2005



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                              TABLE OF CONTENTS

                                                                          PAGE


ARTICLE I     The Merger; Closing; Effective Time............................1

               1.1.  The Merger..............................................1
               1.2.  Closing.................................................2
               1.3.  Effective Time..........................................2

ARTICLE II    Certificate of Incorporation and By-Laws of the Surviving
              Corporation....................................................2

               2.1.  The Certificate of Incorporation........................2
               2.2.  The By-Laws.............................................2

ARTICLE III   Officers and Directors of the Surviving Corporation............2

               3.1.  Directors...............................................2
               3.2.  Officers................................................3

ARTICLE IV    Effect of the Merger on Capital Stock; Exchange of
              Certificates...................................................3

               4.1.  Effect on Capital Stock.................................3
               4.2.  Surrender of Certificates for Payment...................3
               4.3.  Dissenters' Rights......................................5
               4.4.  Adjustments to Prevent Dilution.........................5
               4.5.  Treatment of Company Options/Other Equity Awards........5

ARTICLE V     Representations and Warranties of the Company..................6

               5.1.  Organization, Good Standing and Qualification...........6
               5.2.  Capitalization of the Company and its Subsidiaries......7
               5.3.  Corporate Authority; Approval and Fairness..............9
               5.4.  Consents and Approvals; No Violations...................9
               5.5.  Compliance with Laws; Licenses.........................10
               5.6.  No Default.............................................11
               5.7.  Company Reports; Financial Statements..................11
               5.8.  No Undisclosed Material Liabilities....................12
               5.9.  Litigation.............................................13
               5.10. Material Contracts.....................................13
               5.11. Absence of Certain Changes or Events...................13
               5.12. Employee Benefit Plans.................................13
               5.13. Intellectual Property..................................14
               5.14. Taxes..................................................15
               5.15. Takeover Statutes; Charter Provisions..................16
               5.16. Opinions of Financial Advisors.........................16
               5.17. Brokers................................................16

ARTICLE VI    Representations and Warranties of Novartis and Merger Sub.....16


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               6.1.  Organization, Good Standing and Qualification..........16
               6.2.  Authority Relative to This Agreement...................17
               6.3.  Consents and Approvals; No Violations..................17
               6.4.  Merger Sub.............................................17
               6.6.  Financing..............................................17

ARTICLE VII   Covenants.....................................................18

               7.1.  Interim Operations.....................................18
               7.2.  Acquisition Proposals..................................20
               7.3.  Stockholder Meeting; Proxy Material; Recommendation....22
               7.4.  Commercially Reasonable Efforts; Cooperation...........23
               7.5.  Access.................................................25
               7.6.  Consents...............................................26
               7.7.  Public Announcements...................................26
               7.8.  Employee Benefits......................................26
               7.9.  Indemnification; Directors' and Officers' Insurance....28
               7.10. Takeover Statutes......................................29
               7.11. Retention of Shares; Voting of Shares at
                     Stockholders Meeting...................................29

ARTICLE VIII  Conditions....................................................29

               8.1.  Conditions to the Obligations of the Company,
                     Novartis and Merger Sub to Effect the Merger...........29
               8.2.  Conditions to Obligations of Novartis and Merger
                     Sub....................................................30
               8.3.  Conditions to Obligation of the Company................31

ARTICLE IX    Termination...................................................32

               9.1.  Termination by Mutual Consent..........................32
               9.2.  Termination by Either Novartis or the Company..........32
               9.3.  Termination by the Company.............................32
               9.4.  Termination by Novartis................................32
               9.5.  Effect of Termination and Abandonment..................33

ARTICLE X     Miscellaneous and General.....................................33

               10.1. Non-Survival of Representations and Warranties and
                     Agreements.............................................33
               10.2. Modification or Amendment..............................33
               10.3. Waiver of Conditions...................................33
               10.4. Definitions............................................33
               10.5. Counterparts...........................................33
               10.6. Governing Law and Venue; Waiver of Jury Trial..........33
               10.7. Notices................................................34
               10.8. Entire Agreement.......................................35
               10.9. No Third Party Beneficiaries...........................36
               10.10 Severability...........................................36


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               10.11 Interpretation; Absence of Presumption.................36
               10.12 Expenses...............................................36
               10.13 Assignment.............................................37
               10.14 Parent Guarantee.......................................37

ANNEX A   Defined Terms






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                         AGREEMENT AND PLAN OF MERGER


            AGREEMENT AND PLAN OF MERGER (this "AGREEMENT"), dated as of October 30, 2005, by and among Novartis Corporation, a New York corporation ("NOVARTIS") and an indirect wholly owned subsidiary of Novartis AG, a stock corporation organized under the laws of Switzerland ("PARENT"), Novartis Biotech Partnership, Inc., a Delaware corporation and a subsidiary of Novartis ("MERGER SUB"), Chiron Corporation, a Delaware corporation (the "COMPANY"), and, for purposes of Section 10.14 only, Parent.

                                   RECITALS

            WHEREAS, as of the date hereof, Parent, together with certain of its direct and indirect Subsidiaries (as defined below), owns 79,320,078 shares of the common stock, par value $0.01 par share, of the Company ("COMMON STOCK");

            WHEREAS, the Independent Directors (as defined in the Governance Agreement, dated as of November 20, 1994, as amended, by and among Parent (as successor in interest to Ciba-Geigy Limited), Novartis, and the Company (the "GOVERNANCE AGREEMENT")) of the board of directors of the Company (the "COMPANY BOARD") have recommended to the Company Board that the Company Board adopt this Agreement;

            WHEREAS, the Company Board has duly approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the "MERGER") upon the terms and conditions set forth in this Agreement;

            WHEREAS, the boards of directors of each of Parent, Novartis and Merger Sub have adopted this Agreement;

            WHEREAS, Novartis, as the sole shareholder in Merger Sub, has approved the Merger; and

            WHEREAS, the Company, Parent, Novartis and Merger Sub desire to make those representations, warranties, covenants and agreements specified herein in connection with this Agreement.

            NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Parent, Novartis, Merger Sub and the Company agree as follows:

                                  ARTICLE I

                     THE MERGER; CLOSING; EFFECTIVE TIME

             1.1. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The

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Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "SURVIVING CORPORATION"), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in
Article II of this Agreement. The Merger shall have the effects specified in the Delaware General Corporation Law, as amended (the "DGCL").

             1.2. CLOSING. Unless otherwise mutually agreed in writing between Novartis and the Company, the closing for the Merger (the "CLOSING") shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, at 9:00 A.M. local time on the third Business Day (the "CLOSING DATE") following the day on which the last to be satisfied or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement. For purposes of this Agreement, "BUSINESS Day" means any day other than a Saturday, Sunday, Federal holiday or any other day on which banking institutions in New York City are authorized or obligated by Law to be closed.

              1.3. EFFECTIVE TIME. As soon as practicable following the Closing, Novartis and the Company will cause a Certificate of Merger (the "CERTIFICATE OF MERGER") to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the Delaware Certificate of Merger (the "EFFECTIVE TIME").

                                  ARTICLE II

                   CERTIFICATE OF INCORPORATION AND BY-LAWS
                         OF THE SURVIVING CORPORATION

              2.1. THE CERTIFICATE OF INCORPORATION. The certificate of incorporation of Merger Sub in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the "CHARTER"), until thereafter amended as provided therein or by applicable Law.

              2.2. THE BY-LAWS. The by-laws of Merger Sub in effect at the Effective Time shall be the by-laws of the Surviving Corporation (the "BY-LAWS"), until thereafter amended as provided therein or in accordance with the Charter and applicable Law.

                                  ARTICLE III

                            OFFICERS AND DIRECTORS
                         OF THE SURVIVING CORPORATION

              3.1. DIRECTORS. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors


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have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

              3.2. OFFICERS. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

                                  ARTICLE IV

                    EFFECT OF THE MERGER ON CAPITAL STOCK;
                           EXCHANGE OF CERTIFICATES

              4.1. EFFECT ON CAPITAL STOCK. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

               (a) MERGER CONSIDERATION. Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock (i) owned by Parent or any direct or indirect Subsidiary of Parent (collectively, the "NOVARTIS COMPANIES"), (ii) owned by the Company or any direct or indirect Subsidiary of the Company (except, in the case of clauses (i) and (ii), for any such shares held on behalf of third parties), or (iii) shares of Common Stock (the "DISSENTING SHARES") that are owned by stockholders (the "DISSENTING STOCKHOLDERS") properly exercising appraisal rights pursuant to
Section 262 of the DGCL (each, an "EXCLUDED SHARE" and collectively, "EXCLUDED SHARES")) shall be converted into the right to receive $45.00 in cash (the "MERGER CONSIDERATION"). At the Effective Time, all shares of Common Stock shall no longer be outstanding and all shares of Common Stock shall be cancelled and retired and shall cease to exist, and each certificate (a "CERTIFICATE") formerly representing any such shares of Common Stock (other than Excluded Shares) shall thereafter represent only the right to the Merger Consideration and any Dissenting Shares shall thereafter represent only the right to receive the applicable payments set forth in Section 4.3.

               (b) CANCELLATION OF SHARES. Each share of Common Stock issued and outstanding immediately prior to the Effective Time and owned by any of the Novartis Companies, the Company, or any direct or indirect Subsidiary of the Company (in each case, other than such shares of Common Stock that are held on behalf of third parties) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

               (c) MERGER SUB. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

               4.2.  SURRENDER OF CERTIFICATES FOR PAYMENT.

               (a) PAYING AGENT. At or promptly after the Effective Time but in no event more than 5 Business Days after the Effective Time, Novartis shall deposit, or shall cause to be


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deposited, with a paying agent appointed by Novartis and approved in advance by the Company (such approval not to be unreasonably withheld or delayed) (the "PAYING AGENT"), for the benefit of the holders of shares of Common Stock, cash sufficient to pay the aggregate Merger Consideration in exchange for shares of Common Stock outstanding immediately prior to the Effective Time (other than Excluded Shares), deliverable upon due surrender of the Certificates pursuant to the provisions of this Article IV (such cash being hereinafter referred to as the "EXCHANGE FUND").

               (b) PAYMENT PROCEDURES. Promptly after the Effective Time, Novartis and the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of shares of Common Stock (i) a letter of transmittal (which shall be in a form approved by Novartis and the Company prior to the Effective Time) specifying that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates to the Paying Agent and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon the surrender of a Certificate to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a check in the amount (after giving effect to any required tax withholdings) of (x) the number of shares of Common Stock represented by such Certificate multiplied by (y) the Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of shares of Common Stock that is not registered in the transfer records of the Company, a check for any cash to be paid upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such shares of Common Stock is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

               (c) TRANSFERS. At or after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or Novartis for transfer, they shall be cancelled and exchanged for a check in the proper amount pursuant to this Article IV.

               (d) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the stockholders of the Company for 180 days after the Effective Time shall be delivered to the Surviving Corporation. Any holders of shares of Common Stock (other than Excluded Shares) who have not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of (after giving effect to any required tax withholdings) the Merger Consideration, upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, none of Novartis, Merger Sub, the Surviving Corporation, the Company, the Paying Agent or any other Person shall be liable to any former holder of shares of Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. For the purposes of this Agreement, the term "PERSON" shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.


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               (e)   LOST, STOLEN OR DESTROYED CERTIFICATES.  In the event any
Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in such amount and upon such terms as may be required by Novartis as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue a check in the amount (after giving effect to any required tax withholdings) of the number of shares of Common Stock represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration in exchange for such lost, stolen or destroyed Certificate. Any affidavit of loss presented pursuant to this Article IV, to be deemed effective, must be in form and substance reasonably satisfactory to the Surviving Corporation.

               4.3. DISSENTERS' RIGHTS. Any Person who otherwise would be deemed a Dissenting Stockholder shall not be entitled to receive the Merger Consideration with respect to the shares of Common Stock owned by such Person unless and until such Person shall have failed to perfect or shall have effectively withdrawn or lost such holder's right to dissent from the Merger under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to shares of Common Stock owned by such Dissenting Stockholder and as to which dissenters' rights have been properly perfected. The Company shall give Novartis (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by the Company relating to stockholders' rights of appraisal, and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Novartis, voluntarily make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.

               4.4. ADJUSTMENTS TO PREVENT DILUTION. In the event that the Company changes the number of shares of Common Stock, or securities convertible or exchangeable into or exercisable for shares of Common Stock, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be equitably adjusted to reflect such change.

               4.5.  TREATMENT OF COMPANY OPTIONS/OTHER EQUITY AWARDS.

               (a) Immediately prior to the Effective Time, each stock option to purchase shares of Common Stock then outstanding (each, a "COMPANY OPTION") shall (i) if unvested, become fully vested and (ii) be converted into the right to receive, upon the exercise thereof, an amount in cash (without interest) equal to the Merger Consideration multiplied by each share of Common Stock subject to such Company Option. Each outstanding Company Option so converted shall, immediately following such conversion, be cancelled and the holder thereof shall be entitled to receive, as soon as practicable thereafter but in any event within 20 days after the Effective Time, an amount of cash (without interest) equal to the product of (x) the total number of shares of Common Stock subject to such Company Option multiplied by (y) the excess, if any, of the amount of the Merger Consideration over the exercise price per share of Common Stock under such Company Option (with the aggregate amount of such payment


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rounded to the nearest cent), less applicable Taxes, if any, required to be withheld with respect to such payment.

               (b) Immediately prior to the Effective Time, each outstanding restricted stock unit or restricted share right (each outstanding restricted stock unit and restricted share right hereinafter referred as a "SHARE RIGHT") shall become fully vested and shall entitle the holder thereof to receive, as soon as practicable thereafter but in any event within 20 days after the Effective Time, an amount in cash (without interest) equal to the product of (x) the Merger Consideration and (y) the total number of shares of Common Stock subject to such Share Right, subject to any deferral election in effect immediately prior to the Effective Time made by such holder under the Company's deferred compensation plans, less applicable Taxes, if any, required to be withheld with respect to such payment.

               (c) The compensation committee of the Company Board shall make such adjustments and amendments to or make such determinations with respect to the Company Options, restricted stock units, and restricted share right and any other Benefit Plans to implement the foregoing provisions of this Section 4.5 and Section 7.1(a).

                                   ARTICLE V

                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            Except as set forth in (i) the Company Reports (as defined below) filed prior to the date hereof or (ii) the applicable section of the disclosure schedule delivered by the Company to Novartis on the date hereof (the "COMPANY DISCLOSURE SCHEDULE") (it being understood that any matter disclosed pursuant to any section or subsection of the Company Disclosure Schedule shall be deemed to be disclosed for all purposes of this Agreement and the Company Disclosure Schedule, as long as the relevance of such disclosure is reasonably apparent), the Company hereby represents and warrants to Novartis and Merger Sub as follows:

               5.1. ORGANIZATION, GOOD STANDING AND QUALIFICATION. Each of the Company and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other business entity power and authority to own, lease and operate its properties and assets and to carry on its businesses as now being conducted and is qualified to do business and is in good standing as a foreign corporation or other business entity in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (as defined below) or to prevent, impede or materially delay the ability of the Company to consummate the transactions contemplated hereby or to perform its obligations hereunder. The Company has heretofore made available to Novartis accurate and complete copies of the certificate of incorporation and by-laws and other organizational documents, as currently in effect, of the Company and each of its Significant Subsidiaries.


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               As used in this Agreement, "SUBSIDIARY" shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated or domestic or foreign to the United States, of which (x) such party or any other Subsidiary of such party is a general partner or (y) at least a majority of the securities (or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization) is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

               As used in this Agreement, "SIGNIFICANT SUBSIDIARY" shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated or domestic or foreign to the United States, which is a "significant subsidiary" within the meaning of Regulation S-X promulgated under the Securities Act.

               As used in this Agreement, "COMPANY MATERIAL ADVERSE EFFECT" shall mean any material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; PROVIDED, HOWEVER, that Company Material Adverse Effect shall not include any effect to the extent resulting from (1) any change, development, circumstance, event, or occurrence generally affecting the industries in which the Company or its Subsidiaries operate, except to the extent the Company or its Subsidiaries are affected in a disproportionate manner as compared to other similar companies in the industries in which the Company or its Subsidiaries operate, (2) any change in general economic or political conditions, (3) any change in Law or GAAP or interpretations thereof, (4) the direct impact of the announcement or performance of this Agreement and the transactions contemplated hereby (including the direct impact of this Agreement on relationships with employees, customers, suppliers and distributors), (5) any change, development, circumstance, event or occurrence relating to the revenues to be derived from sales of Fluvirin for the 2005-2006 influenza season, or (6) any change, development, circumstance, event or occurrence relating to the research and development relating to Tifacogin.

               As used in this Agreement, "KNOWLEDGE OF THE COMPANY" shall mean the knowledge, after reasonable inquiry, of the following employees of the
Company: the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the General Counsel, the heads of each of the blood testing segment, vaccines segment and biopharmaceuticals segment of the Company, Chief Scientific Officer of the Company, the Vice President, Head of Corporate Business Development, the Vice President, Tax of the Company, and, solely for the purposes of Section 5.13, Alisa Harbin.

               5.2.  CAPITALIZATION OF THE COMPANY AND ITS SUBSIDIARIES.

               (a) The authorized stock of the Company consists of 5,000,000 shares of preferred stock, par value $0.01 per share ("PREFERRED STOCK"), and 500,000,000 shares of Common Stock, 500,000 of which are designated as restricted common stock ("RESTRICTED COMMON STOCK"). As of September 30, 2005, 188,526,033 shares of Common Stock were issued and outstanding and no shares of Preferred Stock or Restricted Common Stock were outstanding. All shares of Common Stock have been duly authorized, validly issued, and are fully paid, nonassessable and free of preemptive rights or other similar rights. The Company has


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no commitments to issue or deliver any shares of Common Stock, except that, as of September 30, 2005, a total of 29,338,396 shares of Common Stock are reserved for issuance pursuant to outstanding Company Options and 13,625,549 shares of Common Stock are issuable as of the date hereof upon conversion and in accordance with the terms of the Company's 1 5/8% Convertible Debentures due 2033, 2 3/4% Convertible Debentures due 2034 and Zero-Coupon Liquid Yield Option Notes due 2031 (and without consideration of any change in control provisions thereof) (collectively, the "DEBENTURES"). Since September 30, 2005, no shares of Common Stock or Preferred Stock have been issued other than pursuant to Company Options granted on or prior to such date, and no Company Options have been granted. Each of the outstanding shares of capital stock or other securities of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and owned by the Company or by a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any Lien; provided that certain Subsidiaries that are not Significant Subsidiaries are not wholly owned by the Company and its Subsidiaries. Except as set forth above, there are no shares of capital stock authorized, reserved, issued or outstanding and there are no preemptive or other outstanding rights, subscriptions, options, warrants, stock appreciation rights, redemption rights, repurchase rights, convertible, exercisable, or exchangeable securities or other agreements, arrangements or commitments of any character relating to the issued or unissued share capital or other ownership interest of the Company or any of its Subsidiaries or any other securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or its Subsidiaries, and no securities evidencing such rights are authorized, issued or outstanding. Except as set forth above, the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. For purposes of this Agreement, "LIEN" means, with respect to any asset (including any security) any option, claim, mortgage, lien, pledge, charge, security interest or encumbrance or restrictions of any kind in respect of such asset, other than: (a) statutory Liens of landlords, statutory Liens of banks and statutory rights of set-off of banks, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of such amounts overdue for a period in excess of 30 days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts; (b) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of the Company or any of its Subsidiaries; (c) Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of custom duties in connection with the importation of goods (d) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property; and (e) Liens that do not either adversely affect the value of the real property subject to such Lien or prohibit or interfere with the operations of that real property or the business of the Company or the Subsidiaries.

               (b) Section 5.2(b) of the Company Disclosure Schedule sets forth the name of each Person (other than direct and indirect wholly-owned Subsidiaries) that the Company considers material to its business in which the Company or any of its Subsidiaries owns any equity or similar interest in or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business as of the date of this Agreement, and the percentage interest owned.

               (c) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of any of the capital stock of the Company. None of the Company or any of its Subsidiaries is obligated under any registration rights or similar agreements to register any shares of capital stock of the Company or any of its Subsidiaries on behalf of any Person.

               5.3.  CORPORATE AUTHORITY; APPROVAL AND FAIRNESS.

               (a) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and, subject only to adoption of this Agreement by its stockholders by the Company Requisite Vote, and to consummate the Merger. The affirmative vote of a majority of the outstanding shares of Common Stock (such affirmative vote, the "COMPANY REQUISITE VOTE") is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt, approve or authorize this Agreement and the Merger. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by Novartis and Merger Sub, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to affecting creditors' rights and to general equity principles.

               (b) The Company Board has (A) upon recommendation by the Independent Directors, duly approved and declared advisable this Agreement and the Merger; (B) received the opinions of its financial advisors, Credit Suisse First Boston Corporation and Morgan Stanley & Co. Incorporated (the "FINANCIAL ADVISORS"), to the effect that the Merger Consideration to be received by the holders of shares of Common Stock (other than the Novartis Companies) is fair from a financial point of view to such holders (it being agreed and understood that such opinions are for the benefit of the Independent Directors and the Company Board and may not be relied on by Novartis or Merger Sub); (C) resolved, as of the date hereof, to recommend adoption of this Agreement, the Merger and the other transactions contemplated hereby to the holders of shares of Common Stock (such recommendations being the "Recommendation"); and (D) directed, as of the date hereof, that this Agreement be submitted to the holders of shares of Common Stock for their adoption. All actions necessary to satisfy the requirements set forth in Article Eleventh, Section 1(b) of the Company's Restated Certificate of Incorporation have been satisfied.

               5.4. CONSENTS AND APPROVALS; NO VIOLATIONS. No filing with or notice to, and no permit, authorization, registration, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency, authority or other entity (a "GOVERNMENTAL ENTITY") is required on the part of the Company or any of its Subsidiaries for the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, except (i) pursuant to the applicable requirements of the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder the "SECURITIES ACT") and the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder the "EXCHANGE ACT"), (ii) the filing of the Certificate of Merger pursuant to the DGCL, (iii) compliance with Section 721 of the Defense Production Act of 1950, as amended ("EXON-FLORIO"), (iv) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), (v) compliance with any applicable requirements of Council Regulation
(EC) No. 139/2004 of 20 January 2004 on the control of concentrations between undertakings (the "EC MERGER REGULATION"), (vi) compliance with any applicable requirements of Laws in other foreign jurisdictions governing antitrust or merger control matters, (vii) as may be required by the Nasdaq National Market or (viii) where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or would not prevent, impair or materially delay the consummation of the Merger and the transactions contemplated hereby. Neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (A) conflict with or result in any breach, violation or infringement of any provision of the respective certificate of incorporation or by-laws (or similar governing documents) of the Company or of any its Subsidiaries, (B) result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien or any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation, whether written or oral (each a "CONTRACT"), to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound that is required to be described in, or filed as an exhibit to, any Company Report (as defined below) (each, a "MATERIAL CONTRACT"), or (C) violate or infringe any order, writ, injunction, judgment, arbitration award, agency requirement, decree, law, statute, ordinance, rule or regulation, concession, franchise, permit, license or other governmental authorization or approval (each a "LAW") applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, except in the case of (B) or (C) for breaches, violations, infringements, defaults or changes which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (excluding, for purposes of this Section 5.4, clause (4) of the definition of Company Material Adverse Effect) or to prevent, impede or materially delay the ability of the Company to consummate the transactions contemplated hereby or to perform its obligations hereunder.

               5.5. COMPLIANCE WITH LAWS; LICENSES. The Company and its Subsidiaries operate their respective businesses in substantial compliance with any federal, state, local or foreign Laws applicable to such businesses (other than any Laws relating to the subject matters covered in Section 5.12 or 5.14), except for such violations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or to prevent, impede or materially delay the ability of the Company to consummate the transactions contemplated hereby or to perform its obligations hereunder. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for such investigations or reviews that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The

Company and its Subsidiaries each has all governmental permits, licenses, franchises, variances, exemptions, orders issued or granted by a Governmental Entity and all other authorizations, consents and approvals issued or granted by a Governmental Entity necessary to conduct its business as presently conducted, except those the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

               5.6. NO DEFAULT. Neither the Company nor any of its Subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its certificate of incorporation or by-laws (or similar governing documents) or (ii) any Material Contract, except in the case of clause (ii) of this sentence for violations, breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

               5.7.  COMPANY REPORTS; FINANCIAL STATEMENTS.

               (a) The Company has made available to Novartis each registration statement, report, proxy statement or information statement filed by it since December 31, 2004 (the "AUDIT DATE"), including (x) the Company's Annual Report on Form 10-K for the year ended December 31, 2004, and (y) the Company's Quarterly Reports on Form 10-Q for the periods ended March 31, 2005 and June 30, 2005, each in the form (including exhibits, annexes and any amendments thereto) filed with the Securities and Exchange Commission ("SEC"), which, together with any such reports filed subsequent to the date hereof, are referred to as the "Company Reports". The Company has filed and furnished all forms, statements, reports and documents required to be filed or furnished by it with the SEC pursuant to applicable securities statutes, regulations, policies and rules since January 1, 2004. The Company Reports were prepared in all material respects in accordance with the applicable requirements of the Securities Act and the Exchange Act and complied in all material respects with the then applicable accounting standards. As of their respective dates (and, if amended, as of the date of such amendment) the Company Reports did not, and any Company Reports filed with the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. To the Knowledge of the Company, there are no outstanding comment letters or requests for information from the SEC with respect to any Company Report.

               (b) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) filed on or prior to the date of this Agreement fairly presents, and if filed after the date of this Agreement, will fairly present, the consolidated financial position of the Company and its Subsidiaries, as of its date, and each of the consolidated statements of operations, cash flows and of changes in stockholders' equity included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, and if filed on or after the date of this Agreement, will fairly present, the results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments), in each case in accordance with U.S. generally accepted accounting principles

("GAAP") consistently applied during the periods involved, except as may be noted therein. The Company has designed and maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. The Company (A) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms and is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure, and (B) has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date hereof, to the Company's auditors and the audit committee of the Company Board (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company's ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting.

               (c) Since December 31, 2004, (x) through the date hereof, to the Knowledge of the Company neither the Company nor any of its Subsidiaries nor any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (y) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to the General Counsel or Chief Executive Officer of the Company.

               5.8. NO UNDISCLOSED MATERIAL LIABILITIES. Except: (i) liabilities disclosed and provided for on the balance sheets (including the notes thereto) included in the Company Reports filed by the Company prior to the date hereof; (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practices since December 31, 2004; (iii) liabilities and obligations incurred under contracts to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, other than liabilities or obligations arising from a breach or default under any such contract; or (iv) liabilities or obligations that would not be reasonably expected, either individually or in the aggregate, to have a Company Material Adverse Effect, there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, fixed, matured or otherwise, and whether or not required to be disclosed.

               5.9. LITIGATION. There is no civil, criminal or administrative suit, claim, hearing, inquiry, action, proceeding or investigation (each an "ACTION") pending to which the Company or any of its Subsidiaries is a party or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or to prevent, impede or materially delay the ability of the Company to consummate the transactions contemplated hereby or to perform its obligations hereunder. Neither the Company nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or to prevent, impede or materially delay the ability of the Company to consummate the transactions contemplated hereby or to perform its obligations hereunder.

               5.10. MATERIAL CONTRACTS. To the Knowledge of the Company and its Subsidiaries, all of the Material Contracts of the Company and its Subsidiaries are in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

               5.11. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since September 30, 2005 and through the date hereof, there has not been any Company Material Adverse Effect or any event, occurrence, discovery or development which would, individually or in the aggregate, reasonably be expected to have or result in a Company Material Adverse Effect or to prevent, impede or materially delay the ability of the Company to consummate the transactions contemplated hereby or to perform its obligations hereunder.

               5.12. EMPLOYEE BENEFIT PLANS.

               (a) Section 5.12(a) of the Company Disclosure Schedule sets forth a list of all material Benefit Plans. "Benefit Plans" means each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and other employee benefit or compensation plans, policies, agreements, programs, and arrangements, that are maintained by the Company, any Subsidiary of the Company or to which the Company or any Subsidiary of the Company is party thereto or obligated to contribute thereunder for current or former employees or directors of the Company or any Subsidiary of the Company other than Benefit Plans maintained outside of the United States primarily for the benefit of Employees (the "NON-U.S. Employees") working outside of the United States (such plans hereinafter referred to as "NON-U.S. BENEFIT PLANS"), a list of which will be provided no later than thirty
(30) days following the date of this Agreement. True, correct and complete copies of the following documents, with respect to each Benefit Plan listed on
Section 5.12(a) of the Company Disclosure Schedule, have been delivered or made available to Novartis by the Company: (i) the Benefit Plan and related trust documents, and amendments thereto; (ii) the most recent Form 5500, if applicable and (iii) summary plan descriptions, if applicable. Following the date of this Agreement, the Company will provide all other material documents relating to Benefit Plans reasonably requested by Novartis, within ten (10) days following such request, to the extent permitted by Law.

               (b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (i) no Benefit Plan is subject to Title IV of

ERISA, and no circumstances exist that could result in liability to the Company or any Subsidiary of the Company under Title IV or Section 302 of ERISA, and
(ii) neither the Company nor any Subsidiary of the Company maintains, is or will be required to provide, medical or other welfare benefits to employees, directors, former employees, former directors, or retirees after their termination of employment or service, other than pursuant to applicable Law.

               (c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Benefit Plan that is intended to qualify under Section 401 of the Internal Revenue Code of 1986, as amended (the "CODE"), and each trust maintained pursuant thereto, has received a favorable determination letter from the Internal Revenue Service, and nothing has occurred with respect to the operation of any such Benefit Plan that could cause the loss of such qualification.

               (d) Except where a failure to comply would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) all Benefit Plans have been maintained and administered, in all material respects, in accordance with their terms and in accordance with all applicable Laws, (ii) there are no pending or, to the Knowledge of the Company, threatened claims against the Benefit Plans, any related trusts, any Benefit Plan sponsor or plan administrator, or any fiduciary of the Benefit Plans with respect to the operation of such plans (other than routine benefit claims), and
(iii) all non-U.S. Benefit Plans (a) if they are intended to qualify for special tax treatment meet all requirements for such treatment, and (b) if they are intended to be funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

               (e) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone of in conjunction with another event, such as a termination of employment) will (i) result in any payment becoming due to any current or former director or current or former employee of the Company or any of its Subsidiaries under any Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Company Benefit Plan, (iii) result in any acceleration of the time of payment or vesting of any such benefits, or (iv) result in an "excess parachute payment" under Section 280G of the Code.

               5.13. INTELLECTUAL PROPERTY.

               (a) For purposes of this Agreement, "INTELLECTUAL PROPERTY" means all U.S. and foreign (i) trademarks, service marks, trade names, Internet domain names, designs, slogans, and general intangibles of like nature, together with all goodwill related to the foregoing and including any registrations, renewals and applications for any of the foregoing ; (ii) patents (including any registrations, renewals and applications therefor, (iii) copyrights (including any registrations, renewals and applications therefor), and (iv) inventions, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies (collectively, "TRADE SECRETS"), in each case to the extent recognized as intellectual property under applicable Law.

               (b) The Intellectual Property owned by the Company and its Subsidiaries is free and clear of all Liens except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

               (c) To the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not in any material respect infringe upon the Intellectual Property of any third party. There are no claims pending or, to the Knowledge of the Company, threatened, and neither the Company nor any of its Subsidiaries has received any written notice of a material third-party claim, in each case alleging that the conduct of the business of the Company and its Subsidiaries infringes upon the Intellectual Property of any third party or challenging the ownership, use, validity or enforceability of any Intellectual Property, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

               (d) To the Knowledge of the Company, no third party is infringing or otherwise violating any Intellectual Property owned by the Company or any of its Subsidiaries, and no such claims have been brought against any third party by the Company or any of its Subsidiaries, except for such infringements and claims as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

               (e) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries have taken reasonable steps to protect the confidentiality of material Trade Secrets and (ii) to the Knowledge of the Company, there have been no breaches of confidentiality or loss of trade secret rights with respect to any material Intellectual Property.

               5.14. TAXES. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) the Company and each of its Subsidiaries have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all respects; (ii) the Company and each of its Subsidiaries have paid all Taxes that are required to be paid by any of them and the Company and all of its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, stockholder, creditor or other third party; (iii) the Company and each of its Subsidiaries have not waived any statute of limitations with respect to Taxes which has not since expired or agreed to any extension of time with respect to a Tax assessment or deficiency which has not since expired; (iv) the Tax Returns referred to in clause (i) of this Section 5.14 have been examined by the IRS or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, and all deficiencies asserted or assessments made as a result of such examinations have been paid in full, settled, or adequately provided for, in accordance with GAAP, in the financial statements contained in the Company Reports filed on or prior to the date of this Agreement; and (v) as of the date of this Agreement, there are not pending or, to the Knowledge of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters with respect to the Company or any of its Subsidiaries. For purposes of this Agreement (i) the term "TAX" (including, with correlative meaning, the term "TAXES") includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person and (ii) the term "TAX RETURN" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with, or supplied to, any federal, state, local or foreign tax authority with respect to Taxes.

               5.15. TAKEOVER STATUTES; CHARTER PROVISIONS. The Company Board, upon recommendation by the Independent Directors, has approved the Merger and this Agreement, and such approval is sufficient to render inapplicable to the Merger and this Agreement the limitations on business combinations contained in any restrictive provision of any "fair price," "moratorium," "control share acquisition," "interested stockholder" or other similar anti-takeover statute or regulation (including, without limitation, Section 203 of the DGCL to the extent applicable) ("TAKEOVER STATUTE") or restrictive provision of any applicable anti-takeover provision in the Company's certificate of incorporation or by-laws. No other state takeover statute or similar statute or regulation or other comparable takeover provision of the Company's certificate of incorporation or by-laws applies to the Merger, this Agreement or any of the transactions contemplated by this Agreement.

               5.16. OPINIONS OF FINANCIAL ADVISORS. The Financial Advisors have delivered their written opinions (the "FAIRNESS OPINIONS") to the Independent Directors and the Company Board to the effect that, as of the date of such opinions, the Merger Consideration to be received by the holders of shares of Common Stock (other than the Novartis Companies) pursuant to the Merger pursuant to Article IV hereof is fair from a financial point of view to such holders. It is agreed and understood that such opinions are for the benefit of the Independent Directors and the Company Board and may not be relied on by Novartis or Merger Sub.

               5.17. BROKERS. No broker, finder or investment banker (other than the Financial Advisors) is entitled to any brokerage, finders' or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

                                   ARTICLE VI

                        REPRESENTATIONS AND WARRANTIES
                          OF NOVARTIS AND MERGER SUB

               Novartis and Merger Sub hereby represent and warrant to the Company as follows:

               6.1. ORGANIZATION, GOOD STANDING AND QUALIFICATION. Each of Parent, Novartis and Merger Sub is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other business entity power and authority to own, lease and operate its properties and assets and to carry on its businesses as now being conducted and is qualified to do business and is in good standing as a foreign corporation or other business entity in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of Novartis or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement. Novartis has heretofore delivered or made available to the Company accurate and complete copies of the certificate of incorporation and by-laws (or similar governing documents), as currently in effect, of Novartis and Merger Sub.

               6.2. AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Parent, Novartis and Merger Sub has all necessary corporate power and authority, and has taken all action necessary, to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. This Agreement has been duly and validly executed and delivered by each of Parent, Novartis and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a valid and binding agreement of each of Parent, Novartis and Merger Sub, enforceable against each of Parent, Novartis and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to affecting creditors' rights and to general equity principles.

               6.3. CONSENTS AND APPROVALS; NO VIOLATIONS. No filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of Parent, Novartis or Merger Sub or any of their Subsidiaries for the execution, delivery and performance by Parent, Novartis and Merger Sub of this Agreement or the consummation by Parent, Novartis or Merger Sub of the transactions contemplated hereby, other than (i) as set forth in Schedule 6.3, (ii) pursuant to the applicable requirements of the Securities Act and the Exchange Act, (iii) the filing of the Certificate of Merger pursuant to the DGCL, (iv) compliance with Exon-Florio, the HSR Act and the EC Merger Regulation, (v) compliance with any applicable requirements of laws, rules and regulations in other foreign jurisdictions governing antitrust or merger control matters or (vi) where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not reasonably be expected to prevent, impair or materially delay the consummation of the Merger and the transactions contemplated hereby.

               6.4. MERGER SUB. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Novartis or a direct or indirect wholly-owned Subsidiary of Novartis. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

               6.5. FINANCING. The Novartis Companies have, as of the date hereof, and will have, as of the Closing Date, available cash or other liquid assets to pay the aggregate Merger Consideration in full.

                                  ARTICLE VII

                                  COVENANTS

               7.1.  INTERIM OPERATIONS.

               (a) Except as set forth in the corresponding section of the Company Disclosure Schedule or otherwise as expressly contemplated hereby, subject to applicable Law, the Company covenants and agrees as to itself and its Subsidiaries that, from the date of this Agreement until the Effective Time, the business of it and its Subsidiaries shall be conducted only in the ordinary course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective commercially reasonable efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of the present key employees and agents of the Company and its Subsidiaries. Without limiting the generality of the foregoing and in furtherance thereof, except as set forth in the corresponding section of the Company Disclosure Schedule or as otherwise expressly contemplated hereby, from the date of this Agreement until the Effective Time, the Company will not and will not permit its Subsidiaries to (unless Novartis shall otherwise approve in writing, which approval shall not be unreasonably withheld or delayed and shall be subject to the procedures set forth on Schedule 7.1(a) of the Company Disclosure Schedule):

                    (i) adopt or propose any change in its certificate of incorporation or by-laws (or similar governing documents);

                    (ii) merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transactions among wholly-owned Subsidiaries of the Company;

                    (iii) acquire assets outside of the ordinary course of business from any Person with a purchase price in the aggregate in excess of $2,000,000 individually, other than acquisitions pursuant to any Contract in effect as of the date of this Agreement and described in or filed as an exhibit to the Company Reports filed prior to the date of this Agreement;

                    (iv) other than in the ordinary course of business consistent with past practice (excluding for this purpose the activities of the Company and its Subsidiaries in 2005) or pursuant to Contracts in effect as of the date of this Agreement as set forth on
          Section 7.1(a)(iv) of the Company Disclosure Schedule, and other than the issuance of shares of Common Stock upon the exercise of outstanding Company Options, pursuant to other equity-based awards granted under other Company equity-based compensation plans prior to the date of this Agreement consistent with the terms thereof or pursuant to the terms of the Debentures (to the extent required by such terms), in each case, in accordance with their terms, issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of the Company or any of its Subsidiaries (other than the issuance of shares by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary), or securities convertible or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

                    (v) other than pursuant to Contracts in effect as of the date of this Agreement and described in or filed as an exhibit to the Company Reports filed prior to the date of this Agreement, make any loan, advance or capital contribution to or investment in any Person (other than a wholly-owned Subsidiary of the Company) outside the ordinary course of business (other than loans to employees not to exceed, in the aggregate, $2,500,000 in principal amount);

                    (vi) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends or other distributions by any direct or indirect wholly-owned Subsidiary of the Company to the Company or to any other direct or indirect wholly-owned Subsidiary of the Company and periodic dividends and other periodic distributions by non-wholly-owned Subsidiaries in the ordinary course of business);

                    (vii) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

                    (viii) incur any third-party indebtedness for borrowed money or guarantee such indebtedness of another Person, except for unsecured indebtedness for borrowed money incurred in the ordinary course of business repayable within 180 days without penalty;

                    (ix) except as set forth in Section 7.1(a)(ix) of the Company Disclosure Schedule, make or authorize any capital expenditure;

                    (x) enter into any Contract that would have been a Material Contract had it been entered into prior to the execution of this Agreement, other than any Contract (A) for the sale of products in the ordinary course of business or (B) providing for any capital expenditure to the extent permitted by Section 7.1(a)(ix);

                    (xi) other than in the ordinary course of business, amend or modify in any material respect, or terminate or waive any material right or benefit under, any Material Contract;

                    (xii) make any significant changes with respect to accounting policies or practices, except as required by changes in GAAP or by Law;

                    (xiii) settle any litigation or other proceedings before or threatened to be brought before a Governmental Entity or arbitral proceeding for an amount payable by or on behalf of the Company or any Subsidiary in excess of $2,500,000 (exclusive of any amounts to be received by the Company in reimbursement of such settlement amount, whether under any insurance policy or indemnity, other than such amounts that are contested) or which would be reasonably likely to have any adverse impact on the operations of the Company or any of its Subsidiaries or on any current or future litigation or other proceeding of the Company or any of its Subsidiaries;

                    (xiv) except as required by Law, make any material Tax election or take any material position on any material Tax Return filed on or after the date of this Agreement or adopt any material method therefor that is inconsistent with elections made, positions taken or methods used in preparing or filing similar Tax Returns in prior periods;

                    (xv) sell, lease, license or otherwise dispose of any assets of the Company or its Subsidiaries except for (i) sales of (A) products or services provided in the ordinary course of business or
          (B) other assets in aggregate amount not to exceed $5,000,000, or (ii) licenses of Intellectual Property of the Company or its Subsidiaries in the ordinary course of business (but excluding (x) any licenses of programs, projects or products or (y) any licenses with up-fronts or milestones in excess of $5,000,000 in the aggregate), and other than pursuant to Contracts in effect as of the date of this Agreement as set forth on Section 7.1(xv) of the Company Disclosure Schedule;

                    (xvi) other than pursuant to Contracts in effect as of the date of this Agreement as set forth on Section 7.1(xvi) of the Company Disclosure Schedule, or as otherwise required by Law, (i) enter into any new employment or compensatory agreements with, or increase the compensation and employee benefits of, any employee, consultant, or director of the Company or any of its Subsidiaries (including entering into any bonus, severance, change of control, termination, reduction-in-force or consulting agreement or other employee benefits arrangement or agreement pursuant to which such person has the right to any form of compensation from the Company or any of its Subsidiaries), (ii) hire any employee to fill a position at the level of (A) executive committee member or other executive officer or (B) vice president or above who reports directly to an executive committee member, or (iii) adopt or amend in any respect, or accelerate vesting or payment under, any Benefit Plan in the case of clauses (i) and
          (iii) above other than in the ordinary course of business consistent with past practice;

                    (xvii) engage in the conduct of any new line of business, other than as expressly permitted by Section 7.1(a)(iii) of the Company Disclosure Schedule; or

                    (xviii) agree, resolve or commit to do any of the foregoing.

               7.2.  ACQUISITION PROPOSALS.

               (a) The Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors (other than any directors designated by any of the Novartis Companies) of it or its Subsidiaries shall, and that it shall use its commercially reasonable efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney, consultant or accountant (collectively, "REPRESENTATIVES") retained by it) not to, directly or indirectly, initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any proposal or offer with respect to: (i) a merger, reorganization, share exchange, consolidation or similar transaction involving the Company; (ii) any purchase of any material portion of the equity interest in the Company or of 30% or more of the assets of the Company and its Subsidiaries, taken as a whole; (iii) the adoption by the Company of a plan of liquidation or recapitalization; or (iv) any combination of the foregoing (any such proposal or offer being hereinafter referred to as an "ACQUISITION PROPOSAL"). The Company further agrees that neither it nor any of its Subsidiaries nor any of the officers and directors (other than any directors designated by any of the Novartis Companies) of it or its Subsidiaries shall, and that it shall use its commercially reasonable efforts to cause its and its Subsidiaries' Representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise knowingly encourage or facilitate any effort or attempt to make or implement an Acquisition Proposal; PROVIDED, HOWEVER, that nothing contained in this Agreement shall prevent the Company or the Independent Directors or the Company Board from (x) complying with its disclosure obligations under Sections 14d-9 and 14e-2 of the Exchange Act with regard to an Acquisition Proposal; PROVIDED that if such disclosure has the effect of withdrawing, modifying or qualifying the Recommendation in a manner adverse to Novartis or the approval of this Agreement by the Independent Directors or the Company Board, Novartis shall have the right to terminate this Agreement to the extent set forth in Section
9.4 of this Agreement; and (y) at any time prior to, but not after, the conditions set forth in Section 8.1(a) have been satisfied, (A) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal (provided, that for purposes of this Section 7.2(a)(y) an Acquisition Proposal must involve the acquisition of in excess of 50% of the shares of Common Stock) if the Company receives from the Person so requesting such information an executed confidentiality agreement on customary terms; (B) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal if the Company receives from such Person an executed confidentiality agreement as described in (A) above; or (C) withdrawing, modifying or qualifying the Recommendation, or recommending such an Acquisition Proposal, in each case if and only to the extent that (I) in each such case referred to in clause (A), (B) or (C) above, the Company Board or the Independent Directors, as applicable, determines in good faith after consultation with outside legal counsel that such action is necessary in order for its directors to comply with their fiduciary duties under applicable Law and (II) in each case referred to in clause (B) or
(C) above, the Company Board or the Independent Directors, as applicable, determines in good faith (after consultation with its financial advisor and counsel) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial, regulatory and other aspects of the proposal, the likelihood of obtaining financing, and the Person making the proposal and would, if consummated, result in a transaction more favorable to the Company's stockholders from a financial point of view than the transaction contemplated by this Agreement taking into account any change in the proposal proposed by Novartis; and (III) in the case of clause (C), Novartis shall have had written notice of the Company Board's or the Independent Directors', as applicable, intention to take the action referred to in clause
(C) at least three Business Days prior to the taking of such action by the Company Board or the Independent Directors, as applicable (any such more favorable Acquisition Proposal is referred to in this Agreement as a "SUPERIOR PROPOSAL").

               (b) The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it will take the necessary steps to promptly inform its and its Subsidiaries' officers and directors (other than any directors designated by any of the Novartis Companies) and their respective Representatives of the obligations undertaken in this Section 7.2. The Company agrees that it will notify Novartis promptly, but in any event within 24 hours, if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers, and thereafter shall keep Novartis informed, on a current basis, of any significant changes in the status and terms of any such proposals or offers. The Company agrees promptly to request the return or destruction of all information and materials provided prior to the date of this Agreement by it, its affiliates (other than the Novartis Companies) or their respective Representatives with respect to the consideration or making of any Acquisition Proposal.

               7.3. STOCKHOLDER MEETING; PROXY MATERIAL; RECOMMENDATION.

               (a) The Company shall duly call and hold a meeting of its stockholders (the "STOCKHOLDERS MEETING") for the purpose of obtaining the adoption of this Agreement by the Company stockholders required to satisfy the conditions set forth in Section 8.1(a) as promptly as practicable after the SEC clears the Company Proxy Statement and the Schedule 13E-3. In connection with the Stockholders Meeting, the Company will (i) as promptly as practicable, prepare and file with the SEC the proxy statement (the "COMPANY PROXY STATEMENT") relating to the Merger and the other transactions contemplated hereby, (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filing and will provide copies of such comments to Novartis and Merger Sub promptly upon receipt, (iii) as promptly as reasonable practicable, prepare and file (after Novartis and Merger Sub have had a reasonable opportunity to review and comment on) any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, (iv) use its commercially reasonable efforts to have cleared by the SEC, and will thereafter mail to its stockholders as promptly as reasonably practicable, the Company Proxy Statement and all other customary proxy or other materials for meetings such as the Stockholders Meeting, (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the Company stockholders any supplement or amendment to the Company Proxy Statement if any event shall occur which requires such action at any time prior to the Stockholders Meeting and (vi) otherwise use commercially reasonable efforts to comply with all requirements of Law applicable to the Stockholders Meeting and the Merger. Novartis and Merger Sub shall cooperate with the Company in connection with the preparation and filing of the Company Proxy Statement, including furnishing the Company upon request with any and all information regarding Novartis, Merger Sub or their respective affiliates, the plans of such Persons for the Surviving Corporation after the Effective Time, and all other matters and information as may be required to be set forth in the Company Proxy Statement under the Exchange Act or the rules and regulations promulgated thereunder. The Company will provide Novartis and Merger Sub a reasonable opportunity to review and comment upon the Company Proxy Statement, or any amendments or supplements thereto, or any SEC comments received with respect thereto, prior to filing the same with the SEC. In connection with the filing of the Company Proxy Statement, the Company, Novartis and Merger Sub will cooperate to (i) concurrently with the preparation and filing of the Company Proxy Statement, jointly prepare and file with the SEC the Schedule

13E-3 (the "SCHEDULE 13E-3") relating to the Merger and the other transactions contemplated hereby and furnish to each other all information concerning such party as may be reasonably requested in connection with the preparation of the
Schedule 13E-3, (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings and will consult with each other prior to providing such response, (iii) as promptly as reasonable practicable after consulting with each other, prepare and file any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, (iv) to have cleared by the SEC the Schedule 13E-3 and
(v) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the Company stockholders any supplement or amendment to the Schedule 13E-3 if any event shall occur which requires such action at any time prior to the Stockholders Meeting.

               (b) Subject to Sections 7.2 and 7.3(c), the Company Board shall recommend adoption of this Agreement to the holders of shares of Common Stock (such recommendation being the "RECOMMENDATION"), the Recommendation shall be included in the Company Proxy Statement and the Schedule 13E-3, and the Company Board shall take all lawful action to solicit the adoption of this Agreement by the holders of shares of Common Stock. The Company shall call the Stockholders Meeting and submit the Agreement and the transactions contemplated hereby to the holders of shares of Common Stock for adoption even in the event that the Company Board or the Independent Directors shall have withdrawn, modified or qualified the Recommendation.

               (c) Notwithstanding Section 7.3(a) or (b), (i) the Company Board may withdraw or modify the Recommendation and (ii) the Company shall not be required to include the Recommendation in the Company Proxy Statement or the
Schedule 13E-3, in each case to the extent that the Company Board, based on the recommendation of the Independent Directors, determines in good faith, after receiving the advice of outside counsel, that making the Recommendation would no longer be consistent with its fiduciary duties to the Company's stockholders under applicable Law.

               7.4.  COMMERCIALLY REASONABLE EFFORTS; COOPERATION.

               (a) Upon the terms and subject to the conditions of this Agreement, each of Novartis, Merger Sub and the Company agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable on its part under this Agreement and any applicable Laws to consummate and make effective the transactions contemplated hereby as promptly as practicable including, but not limited to, (i) the preparation and filing of all forms, registrations, notifications and notices required to be filed to consummate the transactions contemplated hereby (including making or causing to be made the filings required under the HSR Act, the EC Merger Regulation or any applicable Laws in other foreign jurisdictions governing antitrust or merger control matters as promptly as practicable and in any event, with respect to the filings required under the HSR Act, within ten Business Days after the date of this Agreement) and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party or Governmental Entity, (ii) cooperating with the other in connection with the preparation and filing of any such forms, registrations and notices (including, with respect to the party hereto making a filing, providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith) and in connection with obtaining any requisite approvals, consents, orders, exemptions or waivers by any third party or Governmental Entity, (iii) the satisfaction of the conditions to the consummation of the Merger set forth in Article VIII, and (iv) the execution of any additional instruments, including the Certificate of Merger, necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement and the applicable provisions of the DGCL, each party hereto agrees to use commercially reasonable efforts to cause the Effective Time to occur as soon as practicable after the adoption by the stockholders of the Company of this Agreement at the Stockholders Meeting. In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall use commercially reasonable efforts to take all such necessary action.

               (b) The Company and Novartis each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Company Proxy Statement, the Schedule 13E-3 or any other statement, filing, notice or application made by or on behalf of Novartis, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

               (c) Subject to applicable Law, the Company and Novartis each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications between Novartis or the Company, as the case may be, or any of their respective Subsidiaries, and any third party and/or any Governmental Entity with respect to such transactions. The Company shall give prompt notice to Novartis of any change, fact or condition, that would be reasonably likely to result in a Company Material Adverse Effect or of any failure of any condition to Novartis' obligations to effect the Merger, and Novartis shall give prompt notice to the Company of any change, fact or condition, that would be reasonably likely to result in a failure of any condition to the Company's obligations to effect the Merger. No party hereto shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Entity with respect to the transactions contemplated hereby without giving the other party hereto prior notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and/or participate. The parties hereto shall consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted to any Governmental Entity by or on behalf of any party hereto in connection with the transactions contemplated hereby. The Company and Novartis may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 7.4 as "outside counsel only." Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (the Company or Novartis, as the case may be) or its legal counsel. Notwithstanding anything to the contrary in this Section 7.4, materials provided to the other party or its counsel may be redacted to remove references concerning the valuation of the Company and its Subsidiaries.

               (d) Without limiting the generality of, and notwithstanding any qualifications, other than those in this Section 7.4(d), affecting, the undertakings pursuant to this Section 7.4, each of the Company (in the case of clause (i) only) and Novartis (in all cases set forth below) agrees to take or cause to be taken the following actions: (i) provide promptly to any and all federal, state, local or foreign court or Government Entity with jurisdiction over enforcement of any applicable antitrust and merger control laws ("GOVERNMENT ANTITRUST ENTITY") information and documents requested by any Government Antitrust Entity or necessary, proper or advisable to permit consummation of the Merger and the transactions contemplated by this Agreement; (ii) use its commercially reasonable efforts to avoid the entry of any permanent or preliminary injunction or other order, decision, decree or judgment that would restrain, prevent or delay consummation of the Merger or the other transactions contemplated by this Agreement, including, without limitation, defending through litigation on the merits any claim asserted in any court or other proceeding by any party and the commercially reasonable good faith proffer by the Novartis Companies of their willingness to sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, such assets, categories of assets or businesses of the Company or its Subsidiaries (and to offer undertakings and enter into agreements with the relevant Government Antitrust Entity giving effect thereto); and (iii) use commercially reasonable efforts to take promptly, in the event that any permanent or preliminary injunction or other order is entered or decision is adopted in any proceeding that would make consummation of the Merger in accordance with the terms of this Agreement unlawful or that would restrain, prevent or materially delay consummation of the Merger or the other transactions contemplated by this Agreement, any and all steps
(including the appeal thereof, the posting of a bond or the taking of the steps contemplated by clause (ii) of this paragraph) necessary to vacate, modify, annul and, if necessary, suspend such injunction or order so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement. The Company shall cooperate with the efforts of the Novartis Companies in accordance with this Section 7.4(d). Notwithstanding anything to the contrary in this Agreement, the Novartis Companies shall not be obligated to take or proffer to take any action that would, individually or in the aggregate, reasonably be expected to have or result in a Company Material Adverse Effect; provided that for purposes of this Section 7.4(d), the exclusion in clause (4) from the definition of a "Company Material Adverse Effect" does not apply.

               7.5. ACCESS. Subject to applicable Laws relating to the sharing of information, upon reasonable notice, the Company shall, and shall cause its Subsidiaries to, afford Novartis, and its officers, employees, counsel, accountants and other authorized Representatives, reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records and, during such period, the Company shall, and shall cause its Subsidiaries to, furnish promptly to Novartis all information concerning its business, properties and personnel as may reasonably be requested (including by taking the actions set forth on Section 7.5 of the Company Disclosure Schedule); PROVIDED, HOWEVER, that no investigation pursuant to this Section 7.5 shall affect or be deemed to modify any representation or warranty made by the Company; PROVIDED, FURTHER, that the foregoing shall not require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality. At the request of Novartis, throughout the period prior to the Effective Time, the Company shall use its commercially reasonable efforts to obtain waivers from Persons who are parties to Contracts with the Company or its Subsidiaries that contain confidentiality provisions in order for Novartis to be provided reasonable access to such Contracts. All such information shall be governed by the terms of the Confidentiality Agreement referred to in Section 10.8.

               7.6. CONSENTS. Subject to other provisions contained in this Agreement, Novartis, Merger Sub and the Company each will use commercially reasonable efforts to obtain consents of all third parties and Governmental Entities necessary, proper or advisable for the consummation of the transactions contemplated hereby.

               7.7. PUBLIC ANNOUNCEMENTS. The initial press release regarding this Agreement shall be a joint press release mutually agreed upon, and thereafter Novartis and the Company will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated hereby, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange, as determined in good faith by such party.

               7.8.  EMPLOYEE BENEFITS.

               (a) Novartis agrees that it shall honor and cause the Surviving Corporation to honor, fulfill and discharge the Company's obligations under each Benefit Plan in accordance with its terms as in effect immediately before the Effective Time, subject to any amendment or termination thereof that may be permitted by such terms. For a period from the Effective Time through at least December 31, 2006, Novartis shall provide, or shall cause to be provided, to those individuals who as of the Effective Time were employees (other than employees subject to collective bargaining agreements) of the Company and its Subsidiaries (the "AFFECTED EMPLOYEES") benefits under employee benefit plans, programs, policies and arrangements, and compensation (including base salary, bonus and other incentive compensation, other than equity compensation (provided that Novartis shall provide value substantially equivalent to the Company's proposed equity compensation for 2006 (the "EQUITY REPLACEMENT") if the Effective Time occurs prior to the grant of such equity compensation)) that are no less favorable in the aggregate than the benefits and compensation provided to the Affected Employees immediately before the Effective Time. Notwithstanding the foregoing, nothing contained herein shall obligate Novartis, the Surviving Corporation or any of their affiliates to maintain any particular Benefit Plan (other than the severance plans and agreements referred to in Section 7.8(c)) or retain the employment of any Affected Employee.

               (b) Each Affected Employee shall receive credit for his or her service with the Company and its Subsidiaries before the Effective Time under the employee benefit plans, programs, policies and arrangements of Novartis and its affiliates providing benefits to any Affected Employees after the Effective Time (the "NEW PLANS") for purposes of eligibility, vesting and benefit accrual (but not for purposes of benefit accrual under defined benefit pension plans or for any new program for which credit for service prior to the effective date of such program is not given to similarly situated employees of Novartis other than the Affected Employees) to the same extent as such Affected Employee was entitled, before the Effective Time, to credit for such service under any parallel Benefit Plans (except to the extent such credit would result in a duplication of accrual of benefits). In addition, and without limiting the generality of the foregoing: (i) at the Effective Time, each Affected Employee immediately shall be eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a similar or comparable Company Compensation and Benefit Plans in which such Affected Employee participated immediately before the Effective Time (each such plan, an "OLD PLAN"); and (ii) for purposes of each New Plan providing welfare benefits to any Affected Employee (a) Novartis shall cause all pre-existing condition exclusions of such New Plan to be waived for such Affected Employee and his or her covered dependents to the extent such pre-existing condition exclusions were inapplicable to or had been satisfied by such Affected Employee and his or her covered dependants immediately prior to the Effective Time under the relevant Old Plan and (b) Novartis shall cause the Surviving Corporation and any successor thereto to give full credit for deductibles satisfied under the Company's and its Subsidiaries' Benefit Plans with respect to the current plan year toward any deductibles for the remainder of the plan year during which the Closing occurs.

               (c) For a period of one year from the Effective Time, Novartis shall honor and cause the Surviving Corporation and any successor thereto to continue in effect, and honor, fulfill and discharge the Company's obligations under, all severance plans and agreements and employment agreements which are listed on Section 7.8(c) of the Company Disclosure Schedule without any change that is adverse to the Affected Employees. During the period specified above, severance benefits offered to Affected Employees shall be determined without taking into account any reduction after the Effective Time in the compensation paid to Affected Employees and used to determine severance benefits.

               (d) Novartis acknowledges that consummation of the Merger constitutes a "change in control" for purposes of the plans and agreements listed on Section 7.8(d) of the Company Disclosure Schedule. The Company agrees to the adoption of a resolution substantially in the form described on Section 7.8(d) of the Company Disclosure Schedule.

               (e) Novartis shall cause the Surviving Corporation to honor (i) all determinations with respect to bonus payments for the 2005 calendar year (PROVIDED, that the aggregate amount of such bonuses shall not exceed $60,000,000) made by the Company's compensation committee in the ordinary course of business consistent with past practice, to the extent such bonus amounts are based on performance meeting previously set targets, and (ii) to the extent permitted by Section 7.1, all salary increases based on merit reviews for the 2006 calendar year made by the Company in the ordinary course of business consistent with past practice, to the extent not in effect at the Effective Time.

               (f) Without limiting the generality of Section 10.9, nothing herein expressed or implied shall confer upon any current or former employee of the Company or any of its Subsidiaries or upon any representative of any such person, or upon any collective bargaining agent, any rights or remedies, including any third party beneficiary rights or any right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement.

               (g) Except with respect to employees whose primary place of employment is located in the United Kingdom or the United States, the provisions of Sections 7.8(a)-(c) (other than the first sentence of Section 7.8(a) and provided that Novartis shall provide the Equity

Replacement to all employees of the Company) shall not apply with respect to any jurisdiction providing statutory severance and benefits.

               7.9.  INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE.

               (a) From and after the Effective Time, Novartis and the Surviving Corporation shall jointly and severally, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless all individuals who at the Effective Time were directors or officers of the Company (each, an "INDEMNIFIED PERSON" and, collectively, the "INDEMNIFIED PERSONS") against any costs or expenses (including reasonable attorneys' fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with (i) any acts or omissions occurring or alleged to occur prior to the Effective Time in their capacities as officers or directors of the Company or any of its Subsidiaries or taken by them at the request of the Company or any of its Subsidiaries (including, without limitation, acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company or any of its Subsidiaries) or (ii) the adoption and approval of this Agreement, the Merger or the other transactions contemplated by this Agreement or arising out of or pertaining to the transactions contemplated by this Agreement. Without limiting the foregoing, Novartis and the Surviving Corporation shall (A) cause the certificate of incorporation and by-laws of the Surviving Corporation to include for a period of six years, at a minimum, the indemnification and exculpation provisions of the certificate of incorporation and by-laws of the Company as in effect at the Effective Time and shall cause such provisions not to be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any Indemnified Person who was entitled to rights thereunder as of the Effective Time and (B) for a period of six years after the Effective Time, honor, continue in effect and discharge the Company's obligations under all indemnification agreements of the Company and its Subsidiaries with any Indemnified Persons in effect as of the date hereof without any change that is adverse to such Indemnified Persons.

               (b) The Surviving Corporation shall, and Novartis shall cause the Surviving Corporation to, maintain the Company's and its Subsidiaries' existing directors' and officers' liability insurance ("D&O INSURANCE") (including for acts or omissions described in clauses (i) and (ii) in Section 7.9(a)) covering each such Indemnified Person covered immediately prior to the Effective Time by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof for a period of six years after the Effective Time; PROVIDED, HOWEVER, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 250% of the current annual premium paid by the Company for such insurance (such 250% amount, the "MAXIMUM ANNUAL PREMIUM"); PROVIDED, FURTHER, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. For the avoidance of doubt, Novartis and the Surviving Corporation may satisfy their foregoing obligations under this Section 7.9(b) by including the coverage required by the foregoing sentence in Parent's or Novartis' existing group insurance policies. In addition, at Novartis' request and sole expense, the Company will purchase a six-year "tail" prepaid policy to take effect as of the Effective Time on terms and conditions no less favorable to the Indemnified Persons than those of the existing directors' and officers' liability insurance maintained by the Company as of the date hereof. If such "tail" prepaid policies have been obtained by the Company prior to the Closing, the Surviving Corporation shall, and Novartis shall cause the Surviving Corporation to, maintain such policies in full force and effect for a period of six years after the Effective Time, and continue to honor the respective obligations thereunder, and all other obligations under this Section 7.9(b) shall be deemed satisfied.

               (c) If the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consideration or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section 7.9.

               (d) The provisions of this Section 7.9 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives.

               7.10. TAKEOVER STATUTES. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and the Company Board (or the Independent Directors or any other appropriate committee of the Company Board) shall grant all approvals and take all actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such Takeover Statute on such transactions.

               7.11. RETENTION OF SHARES; VOTING OF SHARES AT STOCKHOLDERS MEETING. Other than as contemplated herein, none of the Novartis Companies have any intention of disposing of, nor will any of the Novartis Companies dispose of, any shares of Common Stock owned by any of them as of the date hereof. Novartis shall, and shall cause the other Novartis Companies, to vote all shares of Common Stock owned by each of them in favor of adopting this Agreement at the Stockholders Meeting.

                                  ARTICLE VIII

                                  CONDITIONS

               8.1. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY, NOVARTIS AND MERGER SUB TO EFFECT THE MERGER. The respective obligation of each of the Company, Novartis and Merger Sub to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

               (a) STOCKHOLDER APPROVAL. This Agreement shall have been duly adopted by holders of shares of Common Stock constituting (i) the Company Requisite Vote in accordance with applicable Law and the Company's certificate of incorporation and by-laws and (ii) the affirmative vote of a majority of the outstanding shares of Common Stock excluding shares of Common Stock owned by the Novartis Companies.

               (b) REGULATORY CONSENTS. (i) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated, (ii) if applicable, the European Commission shall have issued a decision under the EC Merger Regulation declaring the Merger compatible with the Common Market, and (iii) all other Governmental Consents shall have been made or obtained other than those as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, the term "GOVERNMENTAL CONSENTS" shall mean all notices, reports, and other filings required to be made prior to the Effective Time by the Company or Novartis or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits, clearances and authorizations required to be obtained prior to the Effective Time by the Company or Novartis or any of their respective Subsidiaries from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

               (c) NO INJUNCTION. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, determination, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits the consummation of the Merger or the other transactions contemplated by this Agreement (collectively, an "INJUNCTION").

               8.2. CONDITIONS TO OBLIGATIONS OF NOVARTIS AND MERGER SUB. The obligation of Novartis and Merger Sub to effect the Merger is also subject to the satisfaction or waiver by Novartis at or prior to the Closing of the following conditions:

               (a) REPRESENTATIONS AND WARRANTIES. (i) The representations and warranties of the Company set forth in Section 5.2 and Section 5.15 of this Agreement shall be true and correct in all material respects (A) on the date of this Agreement and (B) on the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) all other representations and warranties of the Company set forth in this Agreement shall be true and correct (A) on the date of this Agreement and (B) on the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); PROVIDED, HOWEVER, that notwithstanding anything herein to the contrary, the condition set forth in this Section 8.2(a)(ii) shall be deemed to have been satisfied even if any of the applicable representations and warranties of the Company are not true and correct unless the failure of such representations and warranties of the Company to be true and correct (read for purposes of this Section 8.2(a)(ii) only without any materiality or Company Material Adverse Effect or similar qualification), individually or in the aggregate, has had or is reasonably expected to have a Company Material Adverse Effect; and (iii) Novartis shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company to the effect that the condition set forth in this Section 8.2(a) has been satisfied.

               (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed in all material respects all agreements and obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Novartis shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company to the effect that the condition set forth in this
     Section 8.2(b) has been satisfied.

               (c) GOVERNMENTAL CONSENTS. All Governmental Consents that have been obtained shall have been obtained without the imposition of any term, condition or consequence that would, individually or in the aggregate, reasonably be expected to have or result in a Company Material Adverse Effect or a material adverse effect on Novartis' ability to operate the business of the Company and its Subsidiaries as currently operated. For purposes of this Section 8.2(c), the exclusion in clause (4) from the definition of a "Company Material Adverse Effect" does not apply and "Company Material Adverse Effect" includes any effect on Novartis, which, if aggregated with any effect on the Company and its Subsidiaries, would be of such magnitude that it would constitute a Company Material Adverse Effect if it had occurred with respect to the Company and its Subsidiaries only.

               (d) NO COMPANY MATERIAL ADVERSE EFFECT. No Company Material Adverse Effect shall have occurred on or after the date hereof.

               (e) EXON-FLORIO CLEARANCE. The United States Government shall have (i) completed its national security review and, if necessary, investigation, under Exon-Florio, and (ii) concluded that no adverse action with respect to the transactions contemplated hereby, including any action to suspend or prohibit the transactions contemplated hereby, is warranted.

               8.3. CONDITIONS TO OBLIGATION OF THE COMPANY. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

               (a) REPRESENTATIONS AND WARRANTIES. (i) The representations and warranties of Novartis and Merger Sub set forth in this Agreement shall be true and correct in all material respects (A) on the date of this Agreement and
(B) on the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) and (ii) the Company shall have received at the Closing a certificate signed on behalf of each of Novartis and Merger Sub by a senior executive officer of each to the effect that the condition set forth in this
Section 8.3(a) as applicable has been satisfied.

               (b)   PERFORMANCE OF OBLIGATIONS OF NOVARTIS AND MERGER SUB.
Each of Novartis and Merger Sub shall have performed in all material respects all agreements and obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of each of Novartis and

Merger Sub by a senior executive officer of each to the effect that the condition set forth in this Section 8.3(b) as applicable has been satisfied.

                                 ARTICLE IX

                                 TERMINATION

               9.1. TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption by the stockholders of the Company referred to in Section 8.1(a), by mutual written consent of the Company, by action of the Company Board (approved by the Independent Directors), and Novartis, by action of its board of directors.

               9.2. TERMINATION BY EITHER NOVARTIS OR THE COMPANY. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Novartis, by action of its board of directors, or by the Company, by action of the Company Board (approved by the Independent Directors), if (a) the Merger shall not have been consummated by the date that is nine months from the date hereof, PROVIDED, HOWEVER, that if (x) the Effective Time has not occurred by such date by reason of nonsatisfaction of any of the conditions set forth in Sections 8.1(b), 8.1(c), 8.2(c) or 8.2(e) and (y) all other conditions in Article 8 have theretofore been satisfied or (to the extent legally permissible) waived or are then capable of being satisfied, then the Company may extend the Termination Date to a date not beyond twelve months from the date hereof (the "TERMINATION DATE"), (b) the adoption by the Company's stockholders required by Section 8.1(a) shall not have been obtained at the Stockholders Meeting (after giving effect to all adjournments or postponements thereof), or (c) any Injunction permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall have become final and non-appealable; PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to Section 9.2(a) or Section 9.2(c) shall not be available to any party that has breached its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Merger to be consummated (in the case of Section 9.2(a), by the Termination Date).

               9.3. TERMINATION BY THE COMPANY. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption by stockholders of the Company referred to in Section 8.1(a), by action of the Company Board (approved by the Independent Directors) if there has been a breach of any representations, warranties, covenants or agreements made by Novartis or Merger Sub in this Agreement, or any such representations, warranties, covenants or agreements shall have become untrue or incorrect after the execution of this Agreement, such that (i) the condition set forth in either Section 8.3(a) or 8.3(b) would not be satisfied and (ii) such breach or failure to be true and correct is not curable by the Termination Date.

               9.4. TERMINATION BY NOVARTIS. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action of the board of directors of Novartis, if (a) the Company Board or the Independent Directors shall have withdrawn or adversely qualified or modified the Recommendation or (b) there has been a breach of any representations, warranties, covenants or agreements made by the Company in this

Agreement, or any such representations, warranties, covenants or agreements shall have become untrue or incorrect after the execution of this Agreement, such that (i) the condition set forth in either Section 8.2(a) or 8.2(b) would not be satisfied and (ii) such breach or failure to be true or correct is not curable by the Termination Date.

               9.5. EFFECT OF TERMINATION AND ABANDONMENT. In the event of a termination of this Agreement and the abandonment of the Merger pursuant to this
Article IX, this Agreement (other than as set forth in Section 10.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); PROVIDED, HOWEVER, that, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful or intentional breach of this Agreement.

                                   ARTICLE X

                          MISCELLANEOUS AND GENERAL

               10.1. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND AGREEMENTS. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or, except as set forth in Section 9.5 hereof, the termination of this Agreement pursuant to the terms hereof. This Section 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

               10.2. MODIFICATION OR AMENDMENT. Subject to the provisions of applicable Law, at any time prior to the Effective Time, (i) this Agreement may be amended, modified or supplemented only in writing executed by each of the parties hereto by action of the board of directors of each such party (in the case of the Company, approved by the Independent Directors), and (ii) any provisions herein may be waived only in writing executed by the party or parties against whom such waiver is asserted by action of such party or parties' board of directors (in the case of the Company, approved by the Independent Directors).

               10.3. WAIVER OF CONDITIONS. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law, in such party's sole discretion.

               10.4. DEFINITIONS. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

               10.5. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

               10.6. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

               (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY

AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereto (other than, for the avoidance of doubt, Parent) hereby irrevocably submit exclusively to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereto (other than, for the avoidance of doubt, Parent) hereby consent to and grant any such court jurisdiction over the person of such parties for purposes of the foregoing.

               (b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.6.

               10.7. NOTICES. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, facsimile or by overnight courier:

               If to Parent, Novartis or Merger Sub:

               Novartis Corporation
               508 Fifth Avenue
               New York, New York 10020
               Attention:  General Counsel
               Facsimile:  (212) 830-2416

               with a copy, which will not constitute notice, to:

               Novartis AG

               WSJ-200.195
               4002 Basel
               Switzerland
               Attention:  General Counsel
               Facsimile:  011-41-61-324-7826

               and to:

               Wachtell, Lipton, Rosen & Katz
               51 West 52nd Street
               New York, New York  10019
               Attention:  Andrew R. Brownstein, Esq.
                           Trevor S. Norwitz, Esq.
               Facsimile:  (212) 403-2000



               If to the Company:

               Chiron Corporation
               4560 Horton Street
               Emeryville, CA  94608
               Attention:  Vice President, Head of Corporate Business
                           Development
               Facsimile Number:  (510) 610-5360

               with a copy, which will not constitute notice, to:

               Sullivan & Cromwell LLP
               1888 Century Park East, Suite 2100
               Los Angeles, California 90067
               Attention:  Alison S. Ressler, Esq.
                           Patrick S. Brown, Esq.
               Facsimile:  (310) 712-8800

or to such other persons or addresses as may be designated in writing by the Person to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three Business Days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one Business Day by delivery pursuant to one of the other methods described herein); or on the next Business Day after deposit with an internationally recognized overnight courier, if sent by such a courier.

               10.8. ENTIRE AGREEMENT. This Agreement, together with the schedules, Annex A hereto, and the Confidentiality Agreement, dated as of May 26, 2005, by and between the Company and Parent, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

               10.9. NO THIRD PARTY BENEFICIARIES. Except as expressly set forth in Section 7.9 (Indemnification; Directors' and Officers' Insurance) of this Agreement, this Agreement is not intended to, and does not, confer upon any Person other than the parties who are signatories hereto any rights or remedies hereunder.

               10.10. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable the remaining provisions hereof, shall, subject to the following sentence, remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to either party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties.

               10.11. INTERPRETATION; ABSENCE OF PRESUMPTION.

               (a) For the purposes hereof, (1) words in the singular shall be held to include the plural and VICE VERSA and words of one gender shall be held to include the other gender as the context requires, (2) the terms "HEREOF", "HEREIN", and "HEREWITH" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the schedules and annexes hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph, Schedule, and Annex references are to the Articles, Sections, paragraphs, Schedules and Annexes to this Agreement unless otherwise specified, (3) the word "INCLUDING" and words of similar import when used in this Agreement shall mean "INCLUDING WITHOUT LIMITATION" unless the context otherwise requires or unless otherwise specified, (4) the word "OR" shall not be exclusive, and (5) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified.

               (b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

               10.12. EXPENSES. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the transactions contemplated in Article IV. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except that expenses incurred in connection with the filing fee for the Schedule 13E-3 and printing and mailing the Company Proxy Statement and the Schedule 13E-3 shall be shared equally by Novartis and the Company.

               10.13. ASSIGNMENT. This Agreement shall not be assignable by any party hereto; PROVIDED, HOWEVER, that Novartis may designate, by written notice to the Company, another Subsidiary of Novartis to be a constituent corporation in lieu of Merger Sub, whereupon all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties with respect to such other Subsidiary as of the date of such designation. Any purported assignment in violation of this Agreement will be void AB INITIO.

               10.14. PARENT GUARANTEE. Whenever in this Agreement performance of or compliance with a covenant or obligation is expressed to be required by Novartis or Merger Sub, Parent shall cause Novartis or Merger Sub to perform or comply with such covenant or obligation, such that any failure of Novartis or Merger Sub to perform or comply with any such covenant or obligation shall be deemed to be a breach of such covenant or obligation by Parent.

            IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

                                    CHIRON CORPORATION


                                    By:   /s/ Howard Pien
                                       ---------------------------------
                                       Name:  Howard Pien
                                       Title: Chief Executive Officer



                                    NOVARTIS CORPORATION


                                    By:   /s/ Martin Henrich
                                       ---------------------------------
                                       Name:  Martin Henrich
                                       Title: Authorized Signatory



                                    NOVARTIS BIOTECH PARTNERSHIP, INC.


                                    By:   /s/ Martin Friedman
                                       ---------------------------------
                                       Name:  Martin Friedman
                                       Title: Authorized Signatory



                                    NOVARTIS AG, for purposes of
                                    Section 10.14 only



                                    By:   /s/ Frederic Krohn
                                       ---------------------------------
                                       Name:  Frederic Krohn
                                       Title: Authorized Signatory









                   [CHIRON MERGER AGREEMENT SIGNATURE PAGE]

                                                                       ANNEX A


                                DEFINED TERMS


TERMS                                                                  SECTION


Acquisition Proposal....................................................7.2(a)
Action.....................................................................5.8
Affected Employees......................................................7.8(a)
Agreement.............................................................Preamble
Audit Date..............................................................5.6(a)
Business Day...............................................................1.2
By-Laws....................................................................2.2
Certificate.............................................................4.1(a)
Certificate of Merger......................................................1.3
Charter....................................................................2.1
Closing....................................................................1.2
Closing Date...............................................................1.2
Code...................................................................5.11(c)
Common Stock..........................................................Recitals
Company...............................................................Preamble
Company Board.........................................................Recitals
Company Disclosure Schedule..........................................Article V
Company Material Adverse Effect............................................5.1
Company Option..........................................................4.5(a)
Company Requisite Vote..................................................5.3(a)
Contract...................................................................5.4
D&O Insurance...........................................................7.9(b)
Debentures..............................................................5.2(a)
DGCL.......................................................................1.1
Dissenting Shares.......................................................4.1(a)
Dissenting Stockholders.................................................4.1(a)
EC Merger Regulation.......................................................5.4
Effective Time.............................................................1.3
ERISA..................................................................5.11(a)
Exchange Act...............................................................5.4
Exchange Fund...........................................................4.2(a)
Excluded Share..........................................................4.1(a)
Excluded Shares.........................................................4.1(a)
Exon-Florio................................................................5.4
Fairness Opinions.........................................................5.15
Financial Advisors......................................................5.3(b)
GAAP....................................................................5.6(b)
Governance Agreement..................................................Recitals
Government Antitrust Entity.............................................7.4(d)
Governmental Consents...................................................8.1(b)
Governmental Entity........................................................5.4
herein................................................................10.11(a)
hereof................................................................10.11(a)
herewith..............................................................10.11(a)
HSR Act....................................................................5.4
including.............................................................10.11(a)
including without limitation..........................................10.11(a)
Indemnified Person......................................................7.9(a)
Indemnified Persons.....................................................7.9(a)
Injunction..............................................................8.1(c)
Intellectual Property..................................................5.12(a)
Knowledge of the Company...................................................5.1
Law........................................................................5.4
Lien....................................................................5.2(a)
Maximum Annual Premium..................................................7.9(b)
Merger................................................................Recitals
Merger Consideration....................................................4.1(a)
Merger Sub............................................................Preamble
New Plans...............................................................7.8(b)
non-U.S. Benefit Plans.................................................5.11(a)
non-U.S. Employees.....................................................5.11(a)
Novartis..............................................................Preamble
Novartis Companies......................................................4.1(a)
Old Plan................................................................7.8(b)
or 10.11(a)
Parent............................................................... Preamble
Paying Agent............................................................4.2(a)
Person..................................................................4.2(d)
Preferred Stock.........................................................5.2(a)
Recommendation..........................................................7.3(b)
Representatives.........................................................7.2(a)
Restricted Common Stock.................................................5.2(a)
SEC.....................................................................5.6(a)
Securities Act.............................................................5.4
Share Right.............................................................4.5(b)
Significant Subsidiary.....................................................5.1
Stockholders Meeting....................................................7.3(a)
Subsidiary.................................................................5.1
Superior Proposal.......................................................7.2(a)
Surviving Corporation......................................................1.1
Takeover Statute..........................................................5.14
Tax.......................................................................5.13
Tax Return................................................................5.13
Taxes.....................................................................5.13
Termination Date...........................................................9.2
Trade Secrets..........................................................5.12(a)



                                      A-2